TRANSFER AGENCY AGREEMENT

THIS TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of this 12th day of December, 2022, by and between BCM Focus Funds, a Delaware statutory trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Transfer Agent”).

WHEREAS, the Trust is an open-end investment company registered under the 1940 Act (as defined below) and authorized to issue Shares; and

WHEREAS, the Trust and Transfer Agent desire to enter into an agreement pursuant to which Transfer Agent shall provide Services to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Transfer Agent with Instructions on behalf of the Trust, whose name shall be certified to Transfer Agent from time to time pursuant to Section 3(b) of this Agreement. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Trust.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Custodian” shall mean the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Trust, or its successor.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

“Fund” shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed Transfer Agent to provide Services under this Agreement as designated on Schedule A hereto as such Schedule may be amended from time to time. Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

“Fund Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Transfer Agent. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Offering Price” shall mean the price per share that the Shares will be offered for sale to the public calculated in accordance with the Fund’s then current Prospectus.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Transfer Agent from the Trust with respect to which the Trust has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the transfer agency and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of each respective Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of each respective Fund.

2.	Appointment and Services

(a)       The Trust hereby appoints Transfer Agent as transfer agent and dividend disbursing agent of all Shares and hereby authorizes Transfer Agent to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Trust and its current and prior agents and service providers, Transfer Agent will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Transfer Agent shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Transfer Agent provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)       In connection with providing the Services for the Trust, the Trust hereby authorizes Transfer Agent, acting as agent for the Trust: (i) to establish in the name of, and to maintain on behalf of, the Trust, on the usual terms and conditions prevalent in the industry, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which Transfer Agent shall deposit the Trust’s funds Transfer Agent receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by Transfer Agent on behalf of the Trust; and (ii) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes of providing the Services, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill Transfer Agent’s obligations under this Agreement.

(c)       Transfer Agent may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Transfer Agent shall remain responsible to the Trust for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Transfer Agent were itself providing such Services.

(d)       Transfer Agent’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Transfer Agent hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Trust, any Fund or by any other current or prior agent or service provider. To the extent that Transfer Agent agrees to take such actions, those actions shall be deemed part of the Services.

(e)       Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with the issuance of any Shares in accordance with this Agreement.

(f)        Processing and Procedures

(i)         Transfer Agent agrees to accept purchase orders and redemption requests with respect to the Shares of each Fund via postal mail, telephone, electronic delivery or personal delivery on each Fund Business Day in accordance with such Fund’s Prospectus; provided, however, that Transfer Agent shall only accept purchase orders from jurisdictions in which the Shares are qualified for sale, as indicated from time to time by the Trust or pursuant to an Instruction. Transfer Agent shall, as of the time at which the net asset value (“NAV”) of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the NAV per Share of the respective Fund specified in a communication received on such Fund Business Day from or on behalf of the Fund. Transfer Agent shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer (“ACH”) or such other methods to which the parties shall mutually agree.

(ii)        Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s redemption and payment procedures described in the Prospectus.

(iii)        Except as otherwise provided in this paragraph, Transfer Agent will exchange, transfer or redeem Shares upon presentation to Transfer Agent of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as Transfer Agent deems necessary to evidence the authority of the person making such exchange, transfer or redemption. Transfer Agent reserves the right to refuse to exchange, transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a Medallion signature guarantee by an “Eligible Guarantor Institution” as that term is defined by Commission in Rule 17Ad-15 under the 1934 Act. Transfer Agent also reserves the right to refuse to exchange, transfer or redeem Shares until it is satisfied that the requested exchange, transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make exchanges, transfers or redemptions which Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer or redemption. Notwithstanding any provision contained in this Agreement to the contrary, Transfer Agent shall not be required or expected to require, as a condition to any exchange, transfer or redemption of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Section 3(e).

(iv)        In connection with each purchase and each redemption of Shares, Transfer Agent shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Trust or made available to Shareholders.

(v)         Transfer Agent and the Trust shall establish procedures for effecting purchase, redemption, exchange or transfer transactions accepted from Shareholders by telephone or other methods consistent with the terms of the Prospectus. Transfer Agent may establish such additional procedures, rules and requirements governing the purchase, redemption, exchange or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. Transfer Agent shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the foregoing procedures.

(g)       Dividends and Distributions

(i) When a dividend or distribution has been declared, the Trust shall give or cause to be given to Transfer Agent a copy of a resolution of the Board that either:

(A)       sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Transfer Agent on such payment date; or

(B)       authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes Transfer Agent to rely on a certificate of an Authorized Person setting forth the information described in subparagraph (A) above.

(ii)        In connection with a reinvestment of a dividend or distribution of Shares of a Fund, Transfer Agent shall as of each Fund Business Day, as specified in a certificate or resolution described in subparagraph (i), issue Shares of the Fund based on the NAV per Share of such Fund specified in a communication received from or on behalf of the Fund on such Fund Business Day.

(iii)       Upon the mail date specified in such certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Transfer Agent on behalf of a Fund, an amount of cash sufficient for Transfer Agent to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. Transfer Agent shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If Transfer Agent does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, Transfer Agent shall, upon notifying the Trust, withhold payment to such Shareholders until sufficient cash is provided to Transfer Agent.

(iv)       It is understood that Transfer Agent in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that Transfer Agent shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to Shareholders, except and only to the extent, required by applicable federal law.

(h)       Records

(i)        Transfer Agent shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Transfer Agent shall destroy records only at the direction of the Trust, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). Transfer Agent may deliver to the Trust from time to time at Transfer Agent’s discretion, for safekeeping or disposition by Transfer Agent in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as Transfer Agent may deem expedient, other than those which Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Transfer Agent, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, and shall be made available upon request for inspection by the trustees, officers, employees, and auditors of the Trust. Notwithstanding anything contained herein to the contrary, Transfer Agent shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

(i)       Anti-Money Laundering (“AML”) Services

(i)         Background In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), Transfer Agent offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts with the Trust and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, Transfer Agent may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). The Trust has, after review, selected various procedures and tools offered by Transfer Agent to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall AML program and, subject to the terms of the AML Laws, delegates to Transfer Agent the day-to-day operation of the AML Procedures on behalf of the Trust.

(ii)        Delegation The Trust acknowledges that it has had an opportunity to review, consider and select the AML Procedures and the Trust has determined that the AML Procedures, as part of the Trust’s overall AML program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Trust hereby instructs and directs Transfer Agent to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States. The Trust hereby also delegates to Transfer Agent the authority to report Suspicious Activity to FinCEN.

(iii)       SAR Filing Procedures

(A)       When Transfer Agent observes any Suspicious Activity, Transfer Agent shall prepare a draft of a SAR on Form SAR-SF, and shall send a copy to the Trust’s AML officer for review. Transfer Agent shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both Transfer Agent and the Trust. Accordingly, the SAR shall include the name of both Transfer Agent and the Trust, and shall include the words, “joint filing” in the narrative section.

(B)       The Trust’s AML officer shall review the SAR and provide comments, if any, to Transfer Agent within a time frame sufficient to permit Transfer Agent to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Upon receipt of final approval from the Trust’s AML officer, Transfer Agent (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

(C)       Transfer Agent shall provide to the Trust a copy of each SAR filed, together with supporting documentation. In addition, Transfer Agent shall maintain a copy of the same for a period of at least five (5) years from the date of the SAR filing.

(D)       Nothing in this Agreement shall prevent either party from making a determination that such party has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

(iv)       Amendment to Procedures It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Trust as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s AML responsibilities.

(v)        Reporting Transfer Agent agrees to provide to the Trust: (i) prompt notification of any transaction or combination of transactions that Transfer Agent believes, based on the AML Procedures, evidence potential money laundering activity in connection with the Trust or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list or any Section 314(a) search list; (iii) any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to Transfer Agent’s AML Monitoring Activities; (iv) any action taken in response to AML violations as described above; and (v) quarterly reports of its monitoring and verification activities on behalf of the Trust. Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by Transfer Agent and the Trust’s AML officer.

(vi)       Inspection The Trust hereby directs, and Transfer Agent agrees to: (1) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the AML Procedures on behalf of the Trust, as they may request; and (2) permit such federal regulators to inspect Transfer Agent’s implementation of the AML Procedures on behalf of the Trust.

(vii)      Disclosure Obligations Regarding SARs Neither Transfer Agent nor the Trust shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Transfer Agent or the Trust on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

3.	Representations and Deliveries

(a) The Trust shall deliver or cause the following documents to be delivered to Transfer Agent:

(1)        A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by the Secretary of the Trust;

(2)        Copies of the Trust’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(3)        A certificate signed by the President and Secretary of the Trust specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable, and the status of the Shares under the 1933 Act and any other applicable federal law or regulation;

(4)        A certified copy of the resolutions of the Board appointing Transfer Agent and authorizing the execution of this Agreement on behalf of the Trust; and

(5)        A certificate containing the names of the initial Authorized Persons in a form acceptable to Transfer Agent. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time. The certificate required by this paragraph shall be signed by an officer of the Trust and designate the names of the Trust’s initial Authorized Persons.

(6)        All Shareholder account records in a format acceptable to Transfer Agent, in Milwaukee, Wisconsin and at the Trust’s expense.

(7)        Prior written notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to Transfer Agent such documents, certificates, reports and legal opinions as it may reasonably request.

(8)        All other documents, records and information that Transfer Agent may reasonably request in order for Transfer Agent to perform the Services hereunder.

(b)       The Trust represents and warrants to Transfer Agent that:

(1)        It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(2)        Any officer of the Trust has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of such Authorized Persons.

(3)        It is duly registered as an open-end investment company under the 1940 Act.

(4)        A Registration Statement under the 1933 Act will be effective before the Fund will issue Shares and will remain effective during such period as the Fund is offering Shares for sale. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(5)         All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Declaration of Trust and each Fund’s Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

(6)         It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)         During the term of this Agreement, the Trust shall have the ongoing obligation to provide Transfer Agent with a copy of each Fund’s currently effective Prospectus as soon as they become effective. For purposes of this Agreement, Transfer Agent shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by Transfer Agent.

(d)         The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Trust and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund as set forth in the Prospectus. Transfer Agent’s Services hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Transfer Agent will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Trust if it becomes aware of any material non-compliance which relates to the Trust. The Transfer Agent shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)         The Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Trust receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to Transfer Agent.

(f)         The Trust agrees that it shall advise Transfer Agent in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Transfer Agent hereunder, and shall proceed with such change only if it shall have received the written consent of Transfer Agent thereto.

(g)        Trust Instructions

(i)          The Trust shall cause the Trust’s officers, trustees, Investment Adviser, legal counsel, independent accountants, administrator, fund accountant, Custodian and other service providers and agents, past or present, to cooperate with Transfer Agent and to provide Transfer Agent with such information, documents and communications as necessary and/or appropriate or as requested by Transfer Agent, in order to enable Transfer Agent to perform the Services. In connection with the performance of the Services, Transfer Agent shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Transfer Agent by a representative of the Trust or by any of the aforementioned persons. Transfer Agent shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. Transfer Agent shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Trust, Investment Adviser, Authorized Person or service provider until receipt of written notice thereof from the Trust.

(ii)        The Trust shall provide Transfer Agent with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Transfer Agent shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust.

(iii)       Transfer Agent, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Trust only if such representative is an Authorized Person. The Trust agrees that when oral Instructions are given, it shall, upon the request of Transfer Agent, confirm such Instructions in writing.

(iv)       At any time, Transfer Agent may request Instructions from the Trust with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then Transfer Agent may seek advice from legal counsel for the Trust at the expense of the Trust, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

(h)       Transfer Agent represents and warrants to the Trust that:

(i)         It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)        It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)       Transfer Agent shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, the Transfer Agent shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)       It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

4.	Fees and Expenses

(a)       As compensation for the performance of the Services, the Trust agrees to pay Transfer Agent the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds. The Trust agrees to pay Transfer Agent’s then current rate for Services added to, or for any enhancements to existing Services set forth on Schedule B after the execution of this Agreement. In addition, to the extent that Transfer Agent corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior agent or service provider, Transfer Agent shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b)       For the purpose of determining fees payable to Transfer Agent, NAV shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Trust or any Fund(s) be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)       Transfer Agent will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Transfer Agent shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws.

(d)       The Trust also agrees to promptly reimburse Transfer Agent for all out-of-pocket expenses or disbursements incurred by Transfer Agent in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Transfer Agent, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Transfer Agent requests advance payment, Transfer Agent shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)       The Trust agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such Services (the “Due Date”). Except as provided in Schedule C, Transfer Agent shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Transfer Agent). Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

(f)        The Trust is aware that its failure to remit to Transfer Agent all amounts due on or before the Due Date will cause Transfer Agent to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Transfer Agent does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay Transfer Agent’s reasonable attorney’s fees and court costs in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Transfer Agent of the Trust’s default or prevent Transfer Agent from exercising any other rights and remedies available to it.

(g)       In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Transfer Agent in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Transfer Agent provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)       The Trust acknowledges that the fees charged by Transfer Agent under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Sections 2, 3 and 6. Modifying the allocation of risk from what is stated herein would affect the fees that Transfer Agent charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

5.	Confidential Information

(a)       Transfer Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds’ Shareholders, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest; (iii) when requested by the Trust, a Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account; (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions; (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Transfer Agent received the information. In case of any requests or demands for inspection of the records of the Funds, Transfer Agent will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of Transfer Agent or any of its employees, agents or representatives, and information which was already in the possession of Transfer Agent prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. Transfer Agent will implement and maintain such appropriate security measures as are necessary for the protection of confidential shareholder information. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

(b)       In connection with Transfer Agent’s provision of the Services, the Trust may have access to and become acquainted with confidential proprietary information of Transfer Agent, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Transfer Agent’s information security program; and (e) anything designated as confidential (collectively, “Transfer Agent Confidential Information”). Neither the Trust, nor any of its officers, employees or agents shall disclose any of the Transfer Agent Confidential Information, directly or indirectly, or use the Transfer Agent Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “Transfer Agent Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Trust; (b) was available to the Trust on a non-confidential basis prior to its disclosure by Transfer Agent or any of its affiliates; or (c) is independently developed or becomes available to Trust on a non-confidential basis from a source other than Transfer Agent or its affiliates. The Trust represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Transfer Agent Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c) The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

6.	Limitation of Liability In addition to the limitations of liability contained in Sections 2 and 3 of this Agreement:

(a)       Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from Transfer Agent’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Transfer Agent shall not be liable for: (1) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from an officer or representative of the Trust or from any Authorized Person; or, (2) any action taken, or omission by, a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent).

(b)       Notwithstanding anything herein to the contrary, Transfer Agent will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Transfer Agent will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)       In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)       Notwithstanding any other provision of this Agreement, Transfer Agent shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)         the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;

(ii)        the legality of a transfer, exchange, purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer, exchange or redemption;

(iii)       the legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend;

(iv)       the legality of any recapitalization or readjustment of Shares;

(v)        Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or redemption of Shares received by Transfer Agent in accordance with procedures established by Transfer Agent and the Trust; or

(vi)       the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(e)       Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Trust in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Transfer Agent shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer, exchange and redemption procedures described in the Prospectus.

(f)       The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.	Indemnification

(a)       The Trust agrees to indemnify and hold harmless Transfer Agent, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following:

(i)         any action or omission of Transfer Agent except to the extent a Claim resulted from Transfer Agent’s willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(ii)        Transfer Agent’s reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from an officer or representative of the Trust, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iii)       any action taken, or omission by, a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iv)       the Trust’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Trust’s gross negligence or misconduct or breach of any representation or warranty of the Trust made herein;

(v)        the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Trust, as the case may be, to have requested such sale or issuance;

(vi)       the legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend;

(vii)      the legality of any recapitalization or readjustment of Shares;

(viii)     Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or redemption of Shares received by Transfer Agent in accordance with procedures established by Transfer Agent and the Trust;

(ix)       the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase, redemption, transfer or exchange of Shares shall be presumed not to have been the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or gross negligence; and

(x)        the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state or other jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(b)       Promptly after receipt by Transfer Agent of notice of the commencement of an investigation, action, claim or proceeding, Transfer Agent shall, if a claim for indemnification in respect thereof is made under this section, notify the Trust in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Transfer Agent or any Indemnified Party. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by Transfer Agent, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies Transfer Agent of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Trust’s election. If the Trust does not elect to assume the defense of any such suit, or in case Transfer Agent does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust and Transfer Agent or any Indemnified Party, the Trust will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Transfer Agent and them. The Trust’s indemnification agreement contained in this Section 7 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Transfer Agent and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Transfer Agent’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Trust agrees to promptly notify Transfer Agent of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c)       The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.	Term

(a)       This Agreement shall become effective with respect to each Fund as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to each Fund for a four-year (4) period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive one-year (1) periods (each a “Renewal Term”).

(d)       In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall be obligated to pay Transfer Agent the remaining balance of the fees payable to Transfer Agent under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Trust, Transfer Agent shall deliver the records of the Trust to the Trust or its successor service provider at the expense of the Trust in a form that is consistent with Transfer Agent’s applicable license agreements, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Transfer Agent. The Trust shall also be responsible for the payment of the annual closed account fees referenced in Schedule C hereto. Generally, closed accounts are purged in September, but may be later due to tax reporting responsibilities. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Trust or a Fund(s), and Transfer Agent’s agreement to provide additional Services in connection therewith, Transfer Agent shall provide such Services and be entitled to such compensation as the parties may mutually agree. Transfer Agent shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

(c)       In the event such notice is given by the Trust pursuant to subparagraph (b), it shall be accompanied by a copy of a resolution of the Board certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Transfer Agent, the Trust shall on or before the termination date, deliver to Transfer Agent a copy of a resolution of its Board certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Trust shall be deemed to be its own transfer agent as of the termination date and Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

9.	Miscellaneous

(a)       Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Transfer Agent:          UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, Wisconsin 53212
Attention: Legal Department

If to the Trust:                    c/o Bares Capital Management, Inc.,

                                           12600 Hill Country Boulevard, Suite R 230

Austin, Texas 78738

Attention: Brian Bares

(b)       Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)       This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)       The services of Transfer Agent hereunder are not deemed exclusive. Transfer Agent may render transfer agency and dividend disbursement services and any other services to others, including other investment companies.

(f)        The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)       This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Declaration of Trust is on file with the State of Delaware.

(h)       This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of Transfer Agent and the Trust and supersedes all prior negotiations, understandings and agreements with respect to transfer agency and dividend disbursement services.

(i)        Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)        Transfer Agent shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Transfer Agent in connection with the Services provided by Transfer Agent to the Trust hereunder.

( )        This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Transfer Agent may, in its sole discretion and upon advance written notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(a)       The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Trust.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

BCM FOCUS FUNDS
(the “Trust”)

By:	/s/ Brian Bares
Title:	President
Date:	12/12/2022

UMB FUND SERVICES, INC.
(“Transfer Agent”)

By:	/s/ Mike Hiusman
Title:	Executive Vice President
Date:	12/16/2022

Schedule A
to the
Transfer Agency Agreement
by and between
BCM Focus Funds
and
UMB Fund Services, Inc.

NAMES OF FUNDS

BCM FOCUS SMALL/MICRO-CAP FUND

Schedule B
to the
Transfer Agency Agreement
by and between
BCM Focus Funds
and
UMB Fund Services, Inc.

SERVICES

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Trust, Investment Adviser, and the Trust’s agents, Transfer Agent will provide the following Services:

♦	General

Provide office space, facilities, equipment, and personnel to carry out the services.

♦	Transfer Agency

1.	Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

2.	Follow up with prospects who return incomplete applications

3.	Store account documents electronically

4.	Receive and respond to shareholder account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

5.	Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested ACH, or such other means as the parties shall mutually agree

6.	Process dividend payments by check, wire or ACH, or reinvest dividends

7.	Issue daily transaction confirmations and monthly or quarterly statements

8.	Provide USA PATRIOT Act, anti-money laundering, and escheatment services

9.	Provide information for the mailing of prospectuses, annual and semi-annual reports, and other shareholder communications to existing shareholders

10.	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

11.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

12.	Calculate 12b-1 plan fees and payments under shareholder servicing plans

13.	Provide standards to structure forms and applications for efficient processing

14.	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

15.	Provide basic report access for up to four (4) people

16.	Assist the Trust in complying with SEC Regulation S-ID adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Red Flags Rule”) by monitoring/handling shareholder accounts in accordance with the Trust’s identity theft prevention program and reporting any possible instances of identity theft to the Trust

17.	Conduct periodic postal clean-up

♦	Optional Services

1.	Transfer Agent’s Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Advisor Central and email services

2.	VRU services (per fund group)

Schedule D
to the
Transfer Agency Agreement
by and between
BCM Focus Funds
and
UMB Fund Services, Inc.

RECORDS MAINTAINED BY TRANSFER AGENT

●	Account applications

●	Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

●	Indemnity bonds for replacement of lost or missing checks

●	Liquidation, redemption, withdrawal and transfer requests including signature guarantees and any supporting documentation

●	Shareholder correspondence

●	Shareholder transaction records

●	Share transaction history of the Funds